                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement               [_] Confidential, for Use of the
                                                   Commission Only (as Permitted
                                                   by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           DSG International Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           DSG INTERNATIONAL LIMITED



            Notice of Ninth Annual General Meeting of Shareholders
                          To Be Held October 17, 2000



                                                                 August 31, 2000


     The Ninth Annual General Meeting of Shareholders of DSG International Limited will be held at The Regent Jakarta, Jalan H.R. Rasuna Said, Jakarta 12920, Indonesia on Tuesday, October 17, 2000 at 10:00 a.m. local time, for the following purposes:

     1.   To elect directors for the ensuing year.

     2.   To ratify the appointment of auditors.

     3. To act upon any other matters properly coming before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on August 31, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote instead of him. If you do not expect to attend in person, please sign and return the enclosed Proxy in the envelope provided which requires no postage if mailed in the United States.




                                             By order of the Board of Directors


                                             /s/ Johnny Tsui
                                             Johnny Tsui
                                             Secretary

                           DSG INTERNATIONAL LIMITED
                           17th Floor, Watson Centre
                             16-22 Kung Yip Street
                                  Kwai Chung
                                   Hong Kong
                              Tel: 852-2484-4820



                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of DSG International Limited (the "Company") of proxies to be used at the Ninth Annual General Meeting of the Shareholders of the Company to be held on Tuesday, October 17, 2000 at 10:00 a.m. local time at The Regent Jakarta, Jalan H.R. Rasuna Said, Jakarta 12920, Indonesia and at any adjournment thereof. The Company was formed on December 31, 1991 and became the holding company of the Company's predecessor DSG Holdings Limited and its subsidiaries.

     This proxy statement and the accompanying form of proxy were mailed to shareholders beginning September 1, 2000.



                              PROXY SOLICITATION

     A form of proxy is enclosed for use at the meeting. Unless contrary instructions are indicated on the proxy, all shares represented by the valid proxies received pursuant to this solicitation will be voted FOR election of the nominees for directors of the Company named in this Proxy Statement and FOR the appointment of the independent accountants and as the proxy holders deem advisable on other matters that may come before the meeting. In the event a shareholder specifies a different choice by means of the proxy, his or her shares will be voted in accordance with the specifications so made. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before it is voted by delivering written notice to the Company at its address listed above, by submitting a subsequently dated proxy or by attending the meeting and voting by ballot.

     The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company, who will receive no additional compensation for such solicitation, in person, by telephone or facsimile. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the Securities and Exchange Commission on sending proxies and proxy material to the beneficial owners of shares held of record by others.

     On August 31, 2000, the record date for the determination of shareholders entitled to vote at the meeting, 6,674,606 Ordinary Shares were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the meeting. The approval of a majority of the votes cast is required for the election of directors, the ratification of the appointment of independent accountants and other matters that may be properly brought before the meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of eight members, six of whom are officers of the Company. It is intended that nine directors will be elected at the meeting and the directors so elected will serve until the Annual General Meeting of Shareholders in 2001 or until their successors are elected and qualified.

     The Board of Directors expects that all the nominees will be able and willing to serve as directors. If, at the time of the Annual General Meeting on October 17, 2000, any nominee is unable or declines to serve, the proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy or the size of the Board may be reduced.

     The following table sets forth certain biographical information concerning each nominee.

     Name, age and                                Principal occupation
year elected a director                          and other information
-----------------------                          ---------------------

Brandon Wang .......... Mr. Wang founded the Company in Hong Kong in 1973 and
     54     1973        has been a director and the Company's Chairman and Chief
                        Executive Officer since that time. Mr. Wang is a graduate of St. Francis Xavier's College in Kowloon,
                        Hong Kong. Mr. Wang is the beneficial owner of 3,321,680 of the Company's Ordinary Shares.

Philip Leung .......... Mr. Leung helped establish the Company in 1973 and has
     52     1973        served as a director and Vice President of the Company
                        since that time. Mr. Leung is currently also the Company's Chief Purchasing Officer and oversees and implements the global purchasing and product development of the Company. Mr. Leung holds a diploma of Management
                        Studies from Hong Kong Polytechnic and an M.B.A. degree from the University of East Asia, Macau. Mr. Leung owns
                        234,000 of the Company's Ordinary Shares.

Johnny Tsui ........... Mr. Tsui helped establish the Company in 1973 and has
     59     1973        served as a director and Vice President of the Company
                        since that time. In September 1995, Mr. Tsui was appointed as Secretary of the Company. Mr. Tsui has also served as Chief Operating Officer of the Company's Asian operation since 1991. Mr. Tsui owns 234,000 of the Company's Ordinary Shares.

Patrick Tsang ......... Mr. Tsang has been a director of the Company since 1980,
     54     1980        and was appointed a Vice President in January 1992.
                        Mr. Tsang was Secretary of the Company from March 1992 to September 1995. In 1988, Mr. Tsang started up the
                        Company's Australian operation. Since July 1993 Mr.
                        Tsang has also served as Chief Operating Officer of the Company's European operations. Mr. Tsang has a Ph.D. in
                        Engineering from the University of London. Mr. Tsang also attended a Management Science course at Imperial
                        College, London. Mr. Tsang is the beneficial owner of 122,000 of the Company's Ordinary Shares.

Terence Leung ......... Mr. Leung has been the Company's Chief Financial and
     49     1991        Accounting Officer since 1988. Mr. Leung was appointed a
                        director in 1991 and a Vice President in January 1992.
                        Before joining the Company in 1978, Mr. Leung worked as an accountant with several major trading corporations in Hong Kong. Mr. Leung is a certified public accountant in the United Kingdom and Hong Kong. Mr. Leung owns 117,000 of the Company's Ordinary Shares.

     Name, age and                     Principal occupation
 year elected a director              and other information
 -----------------------              ---------------------

Peter Chang............. Mr. Chang has been the Chief Operating Officer of the
     54        1991      Company's U.S. operations since the Company moved its
                         U.S. headquarters to Atlanta, Georgia in late 1988.
                         Mr. Chang joined the Company in 1984 as Vice President in charge of U.S. sales and marketing at the time the Company commenced operations in the United States, and became a director in 1991 and a Vice President in January 1992. Prior to joining the Company, Mr. Chang held various engineering and management positions with major U.S. airlines, based in New York. Mr. Chang has a Master's Degree in Operations Research from Kansas
                         State University. Mr. Chang owns 124,000 of the
                         Company's Ordinary Shares.

Owen Price.............. Mr. Price became a director in April 1994. In 1993 Mr.
     74        1994      Price retired as the Managing Director of Dairy Farm
                         International Holdings Limited which he joined in 1974.
                         Prior to that time, Mr. Price had 27 years experience with a large Australian retailer, Woolworths Ltd., where he started as an Executive Trainee and worked his way through to become Chief Exexcutive in 1971.
                         Mr. Price has served on a number of retail councils in different countries and has been an adviser to the Australian government on trade matters. Mr. Price is a director of numerous companies in the Asia-Pacific region including three other listed public companies:
                         Dairy Farm International Holdings Limited, Cycle And
                         Carriage Limited (alternate director) and The Hour
                         Glass Limited. Mr. Price does not own any shares of the Company.

Anil Thadani............ Mr. Thadani advises the Company on financial matters,
     54        1995      corporate strategy and development, and was a director
                         of the Company from 1989 until April 1995, when he resigned as a result of his interest in the going private transaction proposed by the Company's management group. Mr. Thadani was re-elected to the Board in September 1995. Mr. Thadani is the Chairman of
                         Schroder Capital Partners (Asia) Limited, a direct investment company, which he founded in July 1992 in joint venture with the Schroders Group of the United
                         Kingdom. Prior to this, Mr. Thadani was the Managing
                         Director and a founding partner of Arral & Partners
                         Limited, a private investment company based in Hong
                         Kong. Mr. Thadani is also a director of Programmed
                         Maintenance Services Pty. Ltd., ODS System-Pro Holdings
                         Ltd., Equatorial Reinsurance (Singapore) Ltd. and
                         Scandia (Asia) Ltd. Mr. Thadani has a Master's Degree in Chemical Engineering from the University of Wisconsin, Madison, and an M.B.A. from the University of California at Berkeley. Mr. Thadani owns 19,166 of the Company's Ordinary Shares.


Allister McLeish........ Mr. McLeish is being elected to the Board at this
     60        2000      year's annual meeting. He previously served as a non-
                         executive director in the 1970's of one of the Company's subsidiaries in Hong Kong. Mr. McLeish is a
                         Scottish chartered accountant and a chartered management accountant who recently retired from a publicly listed industrial chemicals group, Yule Catto
                         & Co. Plc., where he had held the position of finance director for the past twenty years. Mr. McLeish has had over forty years' experience with internationally based manufacturing companies and has worked in the U.K. and in several Far Eastern countries. Mr. McLeish does not own any shares of the Company.

     Brandon Wang is married to Eileen Wang-Tsang, who is Patrick Tsang's sister. Peter Chang is married to Brandon Wang's sister.

Board and Committee Meetings

     The Board of Directors has, as standing Committees, an Executive Committee and an Audit Committee.

     The Executive Committee consists of Brandon Wang, Philip Leung, Johnny Tsui, Patrick Tsang, Terence Leung and Peter Chang. It has authority to take any action, other than appointment of auditors, election and removal of directors and appointment of officers, which can be taken only by the Board of Directors.

     The Audit Committee consists of Owen Price, Anil Thadani and Allister McLeish who is being elected at this year's annual meeting. The principal functions of the Audit Committee are (i) to recommend the independent auditors to be employed by the Company; (ii) to consult with the independent auditors with regard to the plan of audit; (iii) to review, in consultation with the independent auditors, their audit report or proposed audit report; and (iv) to consult with the independent auditors with regard to the adequacy of the Company's internal accounting controls.

Ownership of Voting Stock by Directors, Officers and Certain Beneficial Owners

     The following table gives data as of December 31, 1999 concerning (i) the beneficial ownership of the Company's Ordinary Shares by all directors and officers as a group as reported by each person, and (ii) the persons known to the Company to be beneficial owners of more than 10% of the outstanding Ordinary Shares of the Company.


                                                       Total shares              Percentage of
                                                       beneficially               total shares
                                                       owned as of              outstanding as of
Name of director/beneficial owner                    December 31, 1999           December 31, 1999
---------------------------------                    -----------------          ------------------
Brandon Wang ......................................     3,321,680/(1)/                49.77%
Directors and Officers as a Group (10 persons).....     4,411,846/(1)(2)/             66.10%

(1) Includes 140,580 Ordinary Shares owned by Brandon Wang's wife, Eileen Wang, as to which he disclaims beneficial ownership.

(2) Includes 123,000 Ordinary Shares owned by Benedict Wang's wife, Suk Yee Heyley Sham, as to which he disclaims beneficial ownership; and 117,000 Ordinary Shares owned by S.L. Wang's wife, Pei Fang Wang, as to which he disclaims beneficial ownership.

     As at the date of this proxy statement Brandon Wang and seven other members of Management own more than 50% of the Company's outstanding Ordinary Shares and, acting together, are able to control the election of the Board of Directors, and thus the direction and future operations of the Company, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional Ordinary Shares and other securities, in each case without the supporting vote of any other shareholder of the Company. In addition, Brandon Wang is controlling shareholder of the Company and thus may be deemed to be a parent of the Company under the rules and regulations of the Securities Act.

Compensation of Directors and Officers

     In 1999 the aggregate renumeration paid by the Company and it subsidiaries to all directors and officers of the Company as a group (10 persons) for services in all capacities was approximately $5,242,583.

Certain Transactions

     The following table sets forth the aggregate amount of loans made by the Company to Brandon Wang, the founder, principal shareholder and Chief Executive Officer of the Company and to a trust of which he is a beneficiary since January 1, 1996:

                                           Balance                               Balance
                                        at beginning     Loans       Loans       at end
                                          of period     extended     repaid     of period
                                       --------------   --------     ------     ---------
                                                     (dollars in thousands)
Year ended December 31, 1999............   $ 3,472       $1,879      $ 2,540      $2,811
Year ended December 31, 1998............   $   607       $3,372      $   507      $3,472
Year ended December 31, 1997............   $15,644       $6,129      $21,166      $  607

     In 1999, 1998 and 1997 the Company advanced $1.8 million, $3.4 million and $6.1 million, respectively, to Brandon Wang, the founder, substantial shareholder and Chief Executive Officer of the Company and to a trust of which he is a beneficiary. These advances were made under a loan and security agreement in which the Company agreed to make loans to Brandon Wang from time to time, subject to any limit on such loans which may be imposed by the Board of Directors. The loans were repayable on demand evidenced by promissory notes bearing interest at a rate equal to 1.5% over the London Inter-Bank Offered Rate (LIBOR) or such other rate that the Board of Directors and the borrower shall agree in writing. The rate of interest was reviewed quarterly and adjusted, if necessary. The promissory notes were collateralized by the pledge of shares of the Company held by Brandon Wang. The fair market value of the shares pledged was required to be at least 125% of the amount due under the notes. During 1999, 1998 and 1997, Brandon Wang and a trust controlled by him repaid $2.5 million, $0.5 million and $21.2 million, respectively, to the Company. Interest of $0.2 million, $0.1 million and $1.0 million was charged on these advances in 1999, 1998 and 1997, respectively. The balance at December 31, 1999 was $2.8 million.

     In 1997, a U.S. subsidiary of the Company extended a guarantee to a bank as part of a $15 million term loan provided by the bank to Brandon Wang. The loan agreement required the U.S. subsidiary to maintain minimum cash balances of $6 million as collateral with the bank. Brandon Wang has pledged 2,217,100 shares in the Company to the lender as security for the loan. Commencing January 1, 1998, this loan was repayable by quarterly instalments of $375,000 followed by a balloon payment of $10,875,000 on August 1, 2000. In 1999 and 1998, Brandon Wang repaid $4 million and $1.5 million, respectively. At December 31, 1999 and 1998, the outstanding balance was $8.4 million and $13.5 million, respectively.

     In January 2000, the Company's U.S. subsidiary borrowed amounts under a term loan facility which was used to repay the balance of the loan payable by Brandon Wang to the bank, amounting to $5.3 million. This amount has been aggregated with the receivable from Brandon Wang which amounted to $2.8 million at December 31, 1999. The resulting note payable by Brandon Wang is repayable on demand and carries the same interest terms as those of the existing promissory notes. Brandon Wang is required to provide collateral of shares of the Company held by him, such amount to be not less than 125% of the amount due under the notes. At December 31, the Company has classified the balance owed by Brandon Wang as a reduction from shareholders' equity as it is undeterminable when the increased note payable arising in January 2000 from the repayment of the bank loan to Brandon Wang will be repaid.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors of the Company has selected the firm of Deloitte Touche Tohmatsu, independent certified public accountants, as the independent auditors to make an examination of the consolidated financial statements of the Company and its subsidiaries for the 2000 fiscal year, subject to ratification by the shareholders. Deloitte Touche Tohmatsu has acted as auditor for the Company and the Company's predecessor for many years.

     A representative of Deloitte Touche Tohmatsu is expected to be present at the meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. Ratification will require the affirmative vote of a majority of the Ordinary Shares present and voting at the meeting in person or by proxy. The Board of Directors recommends a vote FOR this proposal.


            SUBMISSION OF PROPOSALS FOR 2001 ANNUAL GENERAL MEETING

     All proposals of shareholders which are intended to be presented at the next Annual General Meeting of Shareholders must be received at the Principal Executive Office of the Company, 17th Floor, Watson Centre, 16-22 Kung Yip Street, Kwai Chung, Hong Kong not later than December 31, 2000 for inclusion in the 2001 proxy statement and form of proxy.


                                 OTHER MATTERS

     The Board does not know of any other business which may be presented for consideration at the meeting. If any business not described herein should come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.


                                             By order of the Board of Directors


                                             /s/ Johnny Tsui
                                             Johnny Tsui
                                             Secretary

Date: August 31, 2000

     Shares represented by this proxy will be voted as directed by  Please MARK
the shareholder. iF no such directions are indicated, the proxies   your votes
will have authority to vote FOR the election of directors and FOR   as indicated
Item 2.                                                             in this
                                                                    example



1. ELECTION OF DIRECTORS:     FOR all nominees listed       WITHHOLD AUTHORITY               2. Ratification of the appointment of
                                 below (except as            to vote for all                    Deloitte Touche Tohmatsu as the
                                  marked to the              nominees listed                    Company's independent auditors
                                 contrary below)                                                for the current fiscal year:

                                                                                                      FOR     AGAINST    ABSTAIN


Nominees: Brandon Wang, Philip Leung, Johnny Tsui, Patrick Tsang, Terence Leung,             3. Upon any other matters which might
          Peter Chang, Owen Price, Anil Thadani, Allister Mcleish.                              properly come before the meeting.

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

                                           Date: _________________________, 2000

                                           _____________________________________
                                                 (Shareholder's Signature)

                                           _____________________________________
                                                 (Shareholder's Signature)

                                           Please sign exactly as your name
                                           appears on this proxy. If signing for
                                           estates, trusts or corporations,
                                           title or capacity should be stated.
                                           If shares are held jointly, each
                                           holder should sign.

              PLEASE DATE, SIGN AND RETURN

                           . FOLD AND DETACH HERE .

                           DSG INTERNATIONAL LIMITED
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                      For Annual Meeting October 17, 2000

     Brandon Wang and Johnny Tsui, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned at the Annual General Meeting of Shareholders of DSG International Limited to be held on Tuesday, October 17, 2000, and at any adjournment thereof.

      (Continued and to be executed and dated on the reverse side hereof)


                            .FOLD AND DETACH HERE.